Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 11, 2021, by and between Columbia State Bank, a Washington banking corporation (“Columbia Bank”), together with Columbia Banking System, Inc., a Washington corporation (“CBSI”) and, as applicable, its subsidiaries and affiliates (Columbia Bank, CBSI and their subsidiaries, collectively, the “Company”) and Clint E. Stein (the “Executive”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Agreement and Plan of Merger between Underwood Holdings Corporation (“Underwood”) and CBSI, dated as of October 11, 2021.

RECITALS

WHEREAS, the Executive currently serves as the President and Chief Executive Officer of Columbia Bank and CBSI pursuant to an Employment Agreement among Columbia Bank, CBSI and the Executive, dated September 30, 2019 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive following the Closing; and

WHEREAS, the Company and the Executive wish to amend and restate the Prior Employment Agreement to reflect the revised terms of the Executive’s employment following the Closing.

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties agree as follows:

1. Term.

(a) The term of this Agreement will commence upon the Closing and will expire upon the fifth anniversary of the Closing (the “Term”), unless terminated earlier in accordance with Section 3.

(b) If the Merger Agreement is terminated before the Closing in accordance with its terms, or if Executive is not employed by the Company as of immediately prior to the Closing, (i) this Agreement will automatically terminate and be void ab initio and (ii) the Prior Employment Agreement will remain in full force and effect.

2. Terms of Employment.

(a) Position and Duties.

(i) The Executive shall serve as President & Chief Executive Officer of CBSI and Chief Executive Officer of the Surviving Bank, with the duties and responsibilities that are customarily assigned to such positions. The Executive shall report to the Board of Directors of CBSI and the Board of Directors of the Surviving Bank (the “Board”). The Executive’s principal place of employment shall be at the Company’s corporate offices in

Tacoma, Washington. The Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives and employees of the Company.

(ii) Executive shall continue to serve as a member of the Board following the Closing and during the Term, the Company shall use its best efforts to nominate the Executive for reelection to the Board. The Executive shall not receive separate or additional compensation for such Board service. At the termination of the Executive’s employment with the Company, the Executive shall resign from the Board and from his position as an officer or director of any of the Company’s subsidiaries if requested to do so by the Company. The preceding sentence shall survive any termination of this Agreement.

(iii) While employed by the Company, but excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall be employed by the Company on a full-time basis and agrees to devote such time as is necessary to discharge the responsibilities assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform such responsibilities faithfully and efficiently. The Executive may (A) with the prior written approval of the Board (which will not be unreasonably withheld), serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities to the Company and the Executive’s compliance with this Agreement, including, but not limited to, Section 9 and Section 10.

(b) Compensation.

(i) Base Salary. During the Term, the Executive shall receive an annual base salary (the “Annual Base Salary”) at a rate of $1,150,000 payable in accordance with the Company’s normal payroll policies. The Annual Base Salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) for increase (but not decrease) at least annually pursuant to the Company’s normal performance review policies for executives. The Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. With respect to each fiscal year ending during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target opportunity of not less than 100% of Annual Base Salary (the “Target Bonus”). The actual Annual Bonus earned by the Executive, which could be higher or lower than the Target Bonus, shall be determined based on the attainment of performance objectives to be established by the Board or the Committee and shall be paid in accordance with the annual incentive plan applicable to other senior executives for the year to which the Annual Bonus relates. The Target Bonus shall be reviewed by the Committee for increase (but not decrease) at least annually pursuant to the Company’s normal performance review policies for executives.

(iii) Long-Term Incentive Awards. With respect to each fiscal year ending during the Term (commencing with the annual grant cycle in the fiscal year in which the Closing occurs,), the Executive shall be granted long-term incentive awards with an annual target opportunity of 200% of Annual Base Salary (the “Annual LTI”). To the extent the Executive has received an annual grant from the Company under the Prior Employment Agreement in the fiscal year in which the Closing occurs, but prior to the Closing Date, then promptly following the Closing (and in no event later than thirty (30) days after the Closing Date), the Executive shall receive an additional grant such that Executive’s total long-term incentive award grant for the fiscal year in which the Closing occurs has a target opportunity equal to 200% of Annual Base Salary (as defined, for the avoidance of doubt, in this Agreement). The Annual LTI shall be reviewed by the Committee for increase (but not decrease) at least annually pursuant to the Company’s normal performance review policies for executives. The timing, form and terms and conditions of such long-term incentive awards shall be no less favorable than the timing, form and terms and conditions applicable to other senior executives; provided, however, that, for the first three years of the Term, in no event shall that portion of the Executive’s Annual LTI grant that vests, in whole or in part, based on the satisfaction of performance conditions be greater than 60% of the total Annual LTI grant.

(iv) SERP. Executive acknowledges and agrees that, for purposes of calculating the Executive’s benefits under the Columbia State Bank Supplemental Executive Retirement Plan by and between Columbia Bank and the Executive, as amended from time to time (the “SERP”) the Executive’s “Base Salary” (as defined in the SERP) was frozen at $450,000 effective as of January 1, 2020 so that any increases to the Executive’s Base Salary beginning on such date will not be reflected for purposes of the SERP. The Executive otherwise shall continue to participate in the SERP (including with respect to vesting service credit), and remain eligible for benefits under the Supplemental Compensation Agreement (sometimes referred to as a “Unit Plan”) to which the Executive is a party, in accordance with their respective terms and conditions.

(v) Other Employee Benefit Plans. While employed by the Company, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in all benefits under all plans, practices, policies and programs provided by the Company on a basis that is no less favorable than those generally applicable or made available to other executives of the Company. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is no less favorable than those generally applicable or made available to other senior officers of the Company.

(vi) Synergy Integration Award. Following the Closing, the Board may grant the Executive a synergy integration or similar award to support a successful integration of CBSI and Umpqua. Any such award shall be determined by the Board in its discretion and be subject to the terms and conditions of the applicable plan and/or award agreement, as applicable.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred while the Executive is employed by the Company, it may provide the Executive with written notice in accordance with Section 11(a)

of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days, or a total of 180 days in any 12 month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) embezzlement, dishonesty or fraudulent acts involving the Company or the Company’s business operations;

(ii) willful material breach of Section 10 or Section 11 of this Agreement or a written policy of the Company;

(iii) conviction (where entered upon a verdict or a plea, including a plea of no contest) on any felony charge or on a misdemeanor directly reflecting upon the Executive’s honesty; or

(iv) an act or omission that materially injures the Company’s reputation, business affairs or financial condition, if that injury could have been reasonably avoided by the Executive.

Prior to the third anniversary of the Closing Date, any cessation of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least 75% of the full Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with the Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in sub-clause (i), (ii) or (iv) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive, any of the following:

(i) a material diminution in the Executive’s total compensation from that set forth in Section 2(b)(i), (ii) and (iii);

(ii) a material diminution in the Executive’s authority, duties, or responsibilities; or

(iii) a material change in the geographic location at which the Executive must perform services (within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii)(A)(5)), provided that in no event shall a change in geographic location of less than forty-five (45) miles be considered a material change in geographic location for purposes of this Agreement.

In the event of any of the forgoing circumstances, the Executive shall provide notice to the Company of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which the Company must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days, and the Executive voluntarily terminates (other than due to Disability) his employment within sixty (60) days after such 30-day period, then such termination shall be deemed to have been for “Good Reason.”

For the avoidance of doubt, the Executive hereby acknowledges and agrees that the transactions or other actions contemplated by the Merger Agreement, including any changes in the Executive’s employment, shall not constitute or give rise to a valid claim of Good Reason under this Agreement, the Prior Employment Agreement, the Executive’s equity and other long-term incentive awards, the SERP or any other compensation or benefit arrangement applicable to the Executive.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by notice of termination to the other party hereto given in accordance with Section 11(a) of this Agreement.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the notice of the termination of the Executive’s employment with the Company or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, Disability or death, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified by the Company and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(f) Required Approval. Notwithstanding anything contained herein to the contrary, prior to the third anniversary of the Closing Date, (i) the Executive’s removal from, or the failure to appoint, re-elect or re-nominate the Executive to, as applicable, the Executive’s positions as the President and Chief Executive Officer of CBSI and Chief Executive Officer of the Surviving Bank and as a member of the Board, (ii) any termination of the Executive’s employment for any reason by CBSI, the Surviving Bank or any of their respective subsidiaries, or (iii) any modification to the terms and conditions of this Agreement that would be a basis for the Executive to assert a claim for termination for Good Reason will, in each case, require the affirmative vote of at least 75% of the full Board.

4. Obligations of the Company upon Termination.

(a) Qualifying Termination. If (1) the Company terminates the Executive’s employment for any reason other than for Cause, Disability or death or (2) the Executive terminates employment for Good Reason (each, a “Qualifying Termination”), in either case more than six months prior to, or more than 24 months following, a Change in Control (as defined in the 2018 Equity Incentive Plan of Columbia Banking System, Inc. and including, for the avoidance of doubt, the Merger):

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);

(ii) subject to Section 4(e), the Company shall pay to the Executive a cash severance benefit in an amount equal to two times the Executive’s Annual Base Salary (the “Severance Benefits”). The Company shall pay the Severance Benefits in substantially equal installments in accordance with the Company’s normal payroll policies over the two-year period following the Date of Termination; provided that the first payment shall be made on the 60th day following the Date of Termination and shall include all installments otherwise payable within such 60-day period;

(iii) subject to Section 4(e), the Company shall pay to the Executive in a lump sum in cash a pro rata portion of any Annual Bonus earned for the year in which the Date of Termination occurs (with proration determined based on the number of months in the fiscal year in which the Executive is employed with the Company). The Company shall pay the prorated Annual Bonus at the same time as the Company pays annual bonuses to active employees (and no later than March 15 of the year following the fiscal year to which the Annual Bonus relates);

(iv) subject to Section 4(e), a pro rata portion of any long-term incentive awards granted to the Executive shall vest as follows: (1) a pro rata portion of any long-term incentive award that is not subject to performance-based vesting conditions shall vest as of the Date of Termination (with proration determined based on the number of months in the applicable vesting period in which the Executive is employed with the Company) and (2) a pro rata portion of any long-term incentive award that is subject to performance-based vesting conditions shall vest as of the regularly scheduled vesting date based on actual performance (with proration determined based on the number of months in the applicable vesting period in which the Executive is employed with the Company), and, in each case, any payment or delivery shall be made in respect of such awards within 60 days following vesting subject to compliance with Section 409A of the Code. For illustrative purposes only, if the Executive holds 96 restricted shares that are scheduled to vest over a four-year period (the “Illustrative Vesting Period”) and that are not subject to performance vesting, and the Executive’s employment terminates 15.5 months after the beginning of the Illustrative Vesting Period, then 16/48 of the restricted shares (32 restricted shares) will vest upon the Executive’s termination (regardless of the vesting schedule set forth in the award and without duplication of any previous vesting) subject to Section 4(e) and the remaining 64 restricted shares will be forfeited;

(v) subject to Section 4(e), for the 24-month period immediately following the Date of Termination, the Company shall continue the health and welfare benefits provided to the Executive and his dependents at the levels provided to active employees; provided that, if the Company determines that such continuation is not feasible without the payment of taxes or penalties or is not permissible under applicable law, the Company and the Executive shall cooperate in good faith to modify this section in such a manner that does not materially increase the cost to the Company (collectively, the “Welfare Benefits”); and

(vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(b) Qualifying Termination in Connection with a Change in Control. If the Executive experiences a Qualifying Termination within six months prior to, or within 24 months following a Change in Control:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the Accrued Obligations;

(ii) the Company shall pay to the Executive a cash severance benefit in an amount equal to 2.5 times the sum of the Executive’s Annual Base Salary and Target Bonus (the “CIC Severance Benefits”). The Company shall pay the CIC Severance Benefits in substantially equal monthly installments in accordance with the Company’s normal payroll policies over a 30-month period following the Date of Termination; provided that, if the Date of Termination is prior to a Change in Control, the first payment after the Change in Control shall include amounts owed and not paid prior to the Change in Control as a result of the difference in value between the CIC Severance Benefits and the Severance Benefits;

(iii) the Company shall pay to the Executive in a lump sum in cash a pro rata portion of the Executive’s Target Bonus (with proration determined based on the number of months in the fiscal year in which the Executive is employed with the Company). The Company shall pay the prorated Target Bonus no later than March 15 of the year following the fiscal year to which the Annual Bonus relates;

(iv) the Executive’s long-term incentive awards shall be treated in accordance with their terms;

(v) subject to Section 4(e), for the 30-month period immediately following the Date of Termination, the Company shall continue the Welfare Benefits; and

(vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits.

(c) Death; Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive’s legal representatives or the Executive, as applicable, under this Agreement, other than for (i) payment of Accrued Obligations and (ii) the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary or the Executive, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include death benefits, if applicable, for which the Company pays as in effect on the date of the Executive’s death.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, this Agreement shall terminate without further obligations to the Executive’s legal representatives or the Executive, as applicable, under this Agreement, other than for (i) payment of Accrued Obligations and (ii) the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Release of Claims. The termination benefits described in Section 4(a) of this Agreement (excluding the Accrued Benefits and Other Benefits) shall be conditioned on the Executive delivering to the Company, and not revoking, a signed release of claims in a form provided by the Company within fifty-five days following the Date of Termination. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the release, directly or indirectly, result in the Executive designating the calendar year of payment, and, to the extent required by Section 409A of the Code, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year, as promptly as practicable following the later of (1) the execution of the release and (2) the first business day of such later taxable year.

5. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform the obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

6. Section 280G. In the event that any payments or benefits otherwise payable to the Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments that are exempt from Section 409A of the Code; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in a manner that results in the maximum economic benefit to the Executive subject to compliance with Section 409A of the Code.

7. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Governing Law; Venue; Arbitration. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to the effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

9. Restrictive Covenants.

(a) Non-competition. The Executive agrees that, during the Executive’s employment with the Company, and for a period of two years thereafter (collectively, the “Non-Competition Period”), the Executive shall not directly or indirectly become interested in, as a “founder,” organizer, principal shareholder, director, or officer, any financial institution, now existing or organized hereafter, that competes or may compete with the Company or any of its affiliates (for purposes of this Section 9, collectively the “Company”), including any successor, within any county in which the Company does business; provided that the Executive shall not be deemed a “principal shareholder” unless (i) the Executive’s investment in such an institution exceeds 2% of the institution’s outstanding voting securities or (ii) the Executive is active in the organization, management or affairs of such institution. The provisions restricting competition by the Executive may be waived by action of the Board.

(b) Non-interference. During the Non-Competition Period, the Executive shall not (a) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (b) solicit or attempt to solicit any customer of the Company to cease doing business with the Company or to otherwise divert such customer’s business from the Company, or (c) solicit or attempt to solicit any supplier, licensee, or other business relations of the Company to cease doing business with the Company.

(c) Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenants set forth in this Section 9 are unreasonably broad, the parties hereby authorize and direct said court or administrative body to narrow the same so as to make it reasonable, given all relevant circumstances, and to enforce the same. The covenants in this Section 9 shall survive termination of this Agreement.

(d) Injunctive Relief. The Executive recognizes and agrees that any breach of the covenants set forth in this Section 9 by the Executive will cause immediate and irreparable injury to the Company, and the Executive hereby authorizes recourse by the Company to injunction and/or specific performance, as well as to other legal or equitable remedies to which either may be entitled.

10. Confidentiality.

(a) Nondisclosure. The Executive shall not use or disclose any confidential information (as defined in subsection (c) below) either during or following the term of this Agreement, except as required by the Executive’s duties under this Agreement or as otherwise allowed under subsection (b) below. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(b) Exceptions. The Executive’s nondisclosure obligation under subsection (a) above does not apply to any use or disclosure that is:

(i) Made with the prior written consent of the Board;

(ii) Required by a court order or a subpoena from a government agency (provided, however, that the Executive must first provide the Company with reasonable notice of the court order or subpoena in order to allow the Company the opportunity to contest the requested disclosure); or

(iii) Of confidential information that has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive’s breach of this Agreement).

(c) “Confidential Information” includes any of the Company’s (or its subsidiaries’ or affiliate’s) trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Board of Directors of Columbia Bank (and, following the Closing, the Surviving Bank), the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business or technical information of any information that the Company or any of its subsidiaries or affiliates has received from service providers, other vendors or customers that these third parties have designated as confidential or proprietary.

(d) Survival. This section shall survive the termination of Executive’s employment.

11. Miscellaneous.

(a) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	Columbia Bank 1301 ‘A’ Street, Ste. 800 Tacoma, WA 98402-4200 ATTN: (Corporate Secretary)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Any provision of this Agreement that by its terms continues after the expiration of this Agreement or the termination of the Executive’s employment shall survive in accordance with its terms.

(f) This Agreement is intended to comply with the requirements of Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, such provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of payment. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service or (ii) the Executive’s death. In no event shall the date of termination of the Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

(g) Except as explicitly set forth herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Prior Employment Agreement. For the avoidance of doubt, the parties understand, acknowledge, and agree that the terms of this Agreement are not intended by the Executive, Columbia Bank, or CBSI, and shall not be interpreted by any party, court or arbitrator, to supersede, modify, amend, change, negate, cancel or render null or void the terms of the SERP or Unit Plan.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective boards of directors, each of Columbia Bank and CBSI has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

By	/s/ Clint E. Stein
	Name:	Clint E. Stein

[Signature Page to Amended and Restated Employment Agreement]

COLUMBIA STATE BANK

By	/s/ Craig D. Eerkes
	Name:	Craig D. Eerkes
	Title:	Chairman of the Board of Directors

COLUMBIA BANKING SYSTEM, INC.

By	/s/ Craig D. Eerkes
	Name:	Craig D. Eerkes
	Title:	Chairman of the Board of Directors

[Signature Page to Amended and Restated Employment Agreement]